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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Pioneer Drilling Company:

We consent to the use of our report dated May 20, 2003, with respect to the consolidated balance sheets of Pioneer Drilling Company and subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003, Annual Report on Form 10K of Pioneer Drilling Company, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

/s/ KPMG LLP

San Antonio, Texas
February 20, 2004

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INDEPENDENT AUDITORS' CONSENT